Calculation of Filing Fee Tables

Form N-2

(Form Type)

Columbia Seligman Premium Technology Growth Fund, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unpaid Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	457(c)	8,000,000	$32.00(a)	$256,000,000	$147.60 per $1,000,000	$37,785.60

Carry Forward Securities

Carry Forward Securities

Total Offering Amounts						$256,000,000		$37,785.60

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due								$37,785.60

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rules 457 (b) and 0-11(a)(2)

Fee Offset Claims

Fee Offset Sources

Rule 457(p)

Fee Offset Claims

Fee Offset Sources

(a)	Estimated solely for purposes of calculating the filing fee in accordance with Rule 457(c) under the Securities Act of 1933.